Exhibit 99.1

TYME Announces Notification of Issuance of U.S. Patent Covering

SM-88 Single Agent Treatment for Cancers

●    Complements strong patent portfolio covering SM-88 in use with other conditioning agents

NEW YORK, May 20, 2019 (GLOBE NEWSWIRE) – Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™), announced today that it has received notification that the United States Patent and Trademark Office (USPTO) intends to issue another patent related to TYME’s technology platform. U.S. Patent No.10,307,465 will be directed to methods for treating cancer using tyrosine hydroxylase inhibitors, such as TYME’s lead compound SM-88 (racemetyrosine), to make cancer cells more accessible to oxidative stress. The USPTO intends to issue the ‘465 Patent on June 4, 2019.

Several of SM-88’s proposed mechanisms, including protein disruption and increased immune response are all associated with increased oxidative stress in cancer, which can lead to cell death through apoptosis or necrosis. Issuance of the ‘465 Patent expands TYME’s patent portfolio to eight issued U.S. patents, broadly covering compositions, methods, manufacturing and use of the TYME’s pipeline to 2032, and beyond.

“Patents are the life blood of innovation. Now with patent protection around both use of single agent SM-88 as well as use of SM-88 in combination with conditioning agents, we believe TYME is well positioned for future commercialization of our current clinical programs and expanding pipeline,” said Steve Hoffman, Chairman and CEO of TYME. “In addition, the ‘465 Patent will cover use of the entire class of tyrosine hydroxylase inhibitors to make cancer cells more accessible to oxidative stress, demonstrating our leadership position in this emerging class of cancer metabolism-based therapies.”

TYME’s patented technology is designed to address the fundamental limitations of traditional targeted therapies. Unlike targeted therapies that attempt to regulate specific mutations within cancer, TYME’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system.

SM-88 is an investigational therapy that is not approved for any disease indication.

About SM-88

SM-88 (racemetyrosine) is a proprietary investigational therapy. It is a modified dysfunctional tyrosine derivative that is hypothesized to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events.

About Tyme Technologies

Tyme Technologies, Inc., is an emerging biotechnology company developing cancer metabolism-based therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme_Inc, LinkedIn, Instagram, Facebook and YouTube.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidate SM-88 and its clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the TYME’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

Contact

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com

Source: Tyme Technologies, Inc.